Exhibit 99.1

Solar3D, Inc. Announces New Board Members

Company adds executive leadership and two new Committees as it continues to build infrastructure to support organizational growth.

Santa Barbara, CA – December 11, 2014 – Solar3D, Inc. (OTC: SLTD), a leading solar power company and the developer of a proprietary high efficiency solar cell, announced today the addition of Franklin L. Hunt, John Van Slooten, and Abe Emard to the Board of Directors of Solar 3D, Inc., effective immediately.

Mr. Hunt has been appointed Chairman of the Company’s newly formed Audit Committee. With over 30 years of experience in public accounting, Mr. Hunt brings a broad knowledge of public finance, audit processes, and compliance expertise.  Mr. Van Slooten has been appointed Chairman of the Company’s newly formed Compensation Committee, and will also serve on the Company’s Audit Committee.  His 25 years of experience in management, public finance, and private equity will provide Solar3D strategic direction within the investment community among institutional investors, analysts, and bankers. Mr. Van Slooten is the Managing Partner of Intrepid Equity Partner, and has worked previously with Standard Chartered Bank and First Interstate Bank Ltd.

Mr. Emard currently serves as the CEO of SUNworks, an operating division of Solar3D, and is actively engaged in the design, installation, and management of solar energy solutions for residential, commercial, and agricultural customers. He is a certified installer for Canadian Solar, Sharp, AE Solaron, and PV Powered. The Company believes Mr. Emard’s management experience and familiarity with Company operations will be invaluable as it continues to grow.

“We are honored to add Frank Hunt, John Van Slooten, and Abe Emard to the Solar 3D Board of Directors, a necessary move during this period of growth,” said Jim Nelson, CEO of Solar3D. “Each new board member brings a specific skillset to their position which we believe strengthens our organization at multiple levels. We are confident they will provide the leadership and experience needed to sustain the momentum generated in 2014, and carry it over into greater success for the future.”

In a recent release, Solar3D referenced an acquisition of MD Energy. While the acquisition is planned, the Company wishes to clarify that it has signed a definitive purchase agreement in November 2014, which is expected to close in February 2015.

About Solar3D, Inc.

Solar3D is a leading provider of solar power solutions and the developer of a proprietary high efficiency solar cell. The company’s SUNworks division focuses on the design, installation and management of solar power systems for commercial, agricultural and residential customers. SUNworks is one of the fastest growing solar systems providers in California and has delivered hundreds of 2.5 kilowatt to 1-megawatt commercial systems and has the capability of providing systems as large as 25 megawatts. Solar3D’s technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company’s mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Media Contact:
Eric Fischgrund – FischTank Marketing and PR
eric@fischtankpr.com